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                                                                    Exhibit 12.1


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                                                                2001       2000        1999       1998       1997
                                                                ----       ----        ----       ----       ----
DETERMINATION OF RATIO OF EARNINGS TO FIXED CHARGES:
----------------------------------------------------
(Loss) income before (benefit) provision for income            $(3,503)   $(5,236)   $(5,977)   ($6,737)   $5,046
   taxes and extraordinary
Loss on disposition of Bazooka Beds                                                               2,866
Recapitalization and transaction costs                                                            5,099     1,719

Fixed charges
          Amortization of deferred financing costs                 988        946      1,181        858        12
          Interest expense                                      19,635     11,234      3,012      3,012     3,012
                                                              ----------------------------------------------------
Earnings before fixed charges                                   17,120     16,457     13,217     13,320     9,789

Fixed charges
          Amortization of deferred financing costs                 988        946      1,181        858        12
          Interest expense                                      19,635     11,234      3,012      3,012     3,012
                                                              ----------------------------------------------------
Total fixed charges                                             20,623     21,693     19,194     12,092     3,024

Ratio of earnings to fixed charges                                0.8x       0.8x       0.7x       1.1x      3.2x
                                                              ----------------------------------------------------
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